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                                                                      Exhibit 23

                        [Letterhead of Deloitte & Touche]


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-52154 of eSpeed, Inc. (the Company) on Form S-3 filed on December 19, 2000 and Registration Statements No. 333-34324 and 333-49056 of the Company on Form S-8 filed on April 7, 2000 and November 1, 2000, respectively, of our report dated February 14, 2001 (June 15, 2001, as to Note 15) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 15), appearing in this Annual Report on Form 10-K/A of eSpeed, Inc. for the year ended December 31, 2000.

/s/ Deloitte & Touche LLP


June 15, 2001
New York, New York